Exhibit 2.25

April 29, 2024

XINYUAN REAL ESTATE CO., LTD.

and

THE ENTITIES LISTED ON SCHEDULE 1

HERETO

(as Subsidiary Guarantors)

and

Citicorp International Limited

(as Trustee)

SUPPLEMENTAL INDENTURE

related to

3.0% Senior Notes Due 2027

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), entered into as of April 29, 2024, among Xinyuan Real Estate Co., Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the entities listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) and Citicorp International Limited, as trustee (the “Trustee”).

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee entered into the indenture, dated as of August 18, 2023 (the “Indenture”), relating to the Company’s 3.0% Senior Notes Due 2027 (the “Notes”).

WHEREAS, Section 9.2(a) of the Indenture provides that the Indenture may be amended in certain respects with the consent of the Holders of not less than 66% in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company and the Subsidiary Guarantors desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the Company has received the consent of the Holders of not less than 66% in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Sections 9.4, 12.4 and 12.5 of the Indenture;

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.4, 12.4 and 12.5 of the Indenture;

WHEREAS, the Company and each of the Subsidiary Guarantors are undertaking to execute and deliver this Supplemental Indenture to amend certain terms in the Indenture in connection with the consent solicitation statement of the Company, dated as of April 17, 2024, and any amendments, modifications or supplements thereto (the “Consent Solicitation Statement”); and

WHEREAS, the Board of Directors of the Company and the boards of directors and/or shareholders, as applicable, of the Subsidiary Guarantors have authorized and approved the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows (amended texts of the Indenture are shown in quotation marks below, with additions shown in double-underline and deletions shown in):

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1. Amendments to Section 2.12(b) of the Indenture.

(b)           Subject to the payment of accrued and unpaid interest in cash as described in Clause 3.2 on the relevant Mandatory Redemption Date, interest may be paid on each Interest Payment Date in cash or in kind at the election of the Company, but subject to a minimum cash interest at the rate of (i) 1.0% per annum for the period from and including September 30, 2022 up to (but excluding) September 30, 2023, (ii) 0.0% per annum for the period from and including September 30, 2023 up to (but excluding) March 31, 2024, (iii) 2.0% per annum for the period from and including March 31, 2024 up to (but excluding) September 30, 2025; and (iv) 3.0% per annum thereafter. In addition to the cash interest provided above, the remaining payment-in-kind interest (the “PIK Interest”) will accrue on the principal amount of the outstanding Notes for the subsequent interest periods prior to the Final Maturity Date.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.  This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 4.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 5.  The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 6.  Notwithstanding anything contained herein, nothing in this Supplemental Indenture shall relieve the Issuer and the Subsidiary Guarantors of any of their respective obligations under the Indenture, as amended and supplemented by this Supplemental Indenture, and the Notes.

Section 7.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.  The provisions of Article I of this Supplemental Indenture shall be effective upon execution, but shall not become operative until the time the Company pays the Holders the Consent Fee (as defined in the Consent Solicitation Statement) which will be notified to the Trustee by way of an Officers’ Certificate, pursuant to and in accordance with the terms and conditions set forth in the Consent Solicitation Statement.

[Signature pages follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

XINYUAN REAL ESTATE CO., LTD.

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director, CEO

XINYUAN INTERNATIONAL
PROPERTY INVESTMENT CO., LTD.

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

XINYUAN REAL ESTATE CO., LTD.

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

XINYUAN INTERNATIONAL (HK)
PROPERTY INVESTMENT CO.,
LIMITED

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

VICTORY GOOD DEVELOPMENT
LIMITED

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

Supplemental Indenture — Signature Page

SOUTH GLORY INTERNATIONAL
LIMITED

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

ELIT QUEST HOLDINGS LIMITED

By:	/s/ Yong ZHANG
	Name:	Yong ZHANG
	Title:	Director

Supplemental Indenture — Signature Page

CITICORP INTERNATIONAL LIMITED

By:	/s/ Claire Sit
	Name:	Claire Sit
	Title:	Vice President

Supplemental Indenture — Signature Page

SCHEDULE 1

SUBSIDIARY GUARANTORS

1.	Xinyuan International Property Investment Co., Ltd.
2.	Xinyuan Real Estate, Ltd.
3.	Xinyuan International (HK) Property Investment Co., Limited
4.	Victory Good Development Limited
5.	South Glory International Limited
6.	Elite Quest Holdings Limited